EXHIBIT 10.1

AGREEMENT

AGREEMENT (this “Agreement”) dated as of October 15, 2008, by and between Nicholas Cucinelli, a resident of the State of Michigan (the “Executive”), and Octillion Corp., a Nevada corporation (the “Company”).

WITNESSETH

WHEREAS, Executive presently serves as the President and Chief Executive Officer of the Company;

WHEREAS, Executive and the Company are parties to an Employment Agreement dated September 4, 2007, (the “Employment Agreement”) and capitalized terms used in this Agreement, but not otherwise defined, shall have the respective meanings attributed to such terms in the Employment Agreement;

WHEREAS, each of the Company and the Executive desires to terminate the Employment Agreement, subject to the terms hereof;

WHEREAS, the Executive currently serves as a Director and as the President and Chief Executive Officer of the Company (the “Executive’s Positions”);

WHEREAS, subject to the execution of this agreement, the executive has tendered his resignation from the executive’s positions effective as of 5:00PM (EST) on October 15, 2008.

WHEREAS, each of the Company and the Executive believes that it is in their respective best interest to provide for severance payments to be made by the Company to the Executive as a result of the decision to terminate the Employment Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises hereinafter provided and of the actions taken pursuant thereto, the parties agree as follows:

1.              Effective Date. This Agreement shall be effective as of 5:00PM (EST) on October 15, 2008 (the “Effective Date”).

2.              Termination of Employment Agreement. As of the Effective Date, the Employment Agreement shall be deemed terminated and shall have no further force or effect. Executive and the Company agree that there are no existing defaults by either party under the Employment Agreement and that, as of the Effective Date, each party had fully performed all of its obligations to the other party under the Employment Agreement.

3.              Resignation as a Director of the Company and the Subsidiaries.

Effective as of the Effective Date, the Executive shall be deemed to have resigned from the Executive’s Positions (and any other positions which the Executive may have held or hold with the Company and or any of its subsidiaries) and shall have submitted his irrevocable resignation from such positions.

4.              Records and Return of Property.

4.1           Return of Tangible Property. The Executive hereby certifies that he has returned to the Company, or has made arrangements deemed satisfactory by the Company for return to the Company, all property of the Company in the Executive’s possession.

4.2           Return of Confidential Information. The Executive hereby further agrees that, by no later than October 15, 2008 (the “Certification Date”) he will certify, in writing, that he has returned to the Company and he will have returned to the  Company or have made arrangements deemed satisfactory by the  Company for return to the  Company of all tangible material embodying Confidential Information in any form whatsoever, including, without limitation, all paper copy copies, summaries and excerpts of Confidential Information and all electronic media or records containing or derived from Confidential Information.

5.              Confidentiality; Non-Solicitation; Non-compete.

5.1           Agreement not to use or disclose confidential information. For a period of twelve (12) months following the Effective Date, the Executive expressly agrees not to use for the benefit of himself or anyone else, or disclose to anyone else, any Confidential Information belonging to the Company or its Subsidiaries, without first seeking and obtaining the express written approval of the Company. For purposes of this provision, it is mutually agreed that “Confidential Information” is defined exclusively to mean all information that is not readily known to the public in usable form and includes, without limitation, all financial, operational, strategic, corporate, and product information pertaining to the Company and its subsidiaries.

5.2           Agreement not to solicit employees or parties. For a period of twenty-four (24) months from the Effective Date, the Executive agrees to not, affirmatively and knowingly, solicit or cause to be solicited any then current employees of the Company to terminate their employment with the Company. In addition, for a period of twenty-four (24) months from the Effective Date, if any then current employee of the Company makes unsolicited inquiries about employment opportunities with the Executive or a business affiliated with the Executive, the Executive shall notify the Company in writing of such inquiry and shall not hire any such employee without the Company’s prior written consent. Furthermore, for a period of twenty-four (24) months from the Effective Date, the Executive shall not affirmatively and knowingly solicit or cause to be solicited any parties to terminate their business dealings with the Company and/or start or increase their business dealings with any other person or entity pursuing the development of a transparent photovoltaic or the development of roadway kinetic energy capture systems.

5.3           Non-compete.   For a period of twelve (12) months following the Effective Date, the Executive expressly agrees not to directly or indirectly on his own behalf or on behalf of any other party or entity engage in any work or other activity or render any assistance to any person that would compete with or negatively affect the Company’s efforts to realize any specific opportunity that relates to the development of a transparent photovoltaic or the development of roadway kinetic energy capture systems and was identified or pursued by or on behalf of the Company while Executive was employed by the Company.

6.            Severance Payment.

6.1           Amount.  The Company will pay Executive severance in the aggregate amount of $50,000 less applicable withholding (the “Severance Payment”) within seven (7) calendar days of the Effective Date.

6.2           Waiver of Other Payments and Benefits; Acknowledgment. The Severance Payment set forth in this Agreement is in lieu of any rights or claims that the Executive may have with respect to severance or other benefits, or any other form of remuneration from the Company or any of its subsidiaries or affiliates, other than benefits under any tax-qualified employee pension benefit plans subject to the Employee Retirement Income Security Act of 1974, and without limiting the generality of the foregoing, the Executive hereby expressly waive any right or claim that he may have or could assert to payment for salary, bonuses, medical, dental or hospitalization benefits, payments under supplemental retirement plans and incentive plans, life insurance benefits, expenses and attorneys’ fees, except as otherwise provided in this Agreement or as mandated under applicable law. Without limiting any other remedies available to the Company, the Company shall be entitled to withhold any unpaid portion of payments contemplated by this Agreement if the Executive fails to comply in any material respect with any of the material terms of this Agreement

6.3           No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

7.              Stock and Options.  As of the Effective Date, all of the options granted to the Executive shall be deemed terminated and of no further force or effect.

8.              Indemnification and Insurance.

The Company acknowledges that its Certificate of Incorporation and By-Laws and the charters and by-laws of certain of its Subsidiaries include provisions designed to provide to former officers and directors indemnification in respect of threatened and commenced actions, suits and proceedings in which an individual is a party or is threatened to be made a party by reason of the fact that he is or was an officer or director of the Company or such Subsidiaries. The Company shall, and shall cause such Subsidiaries to, continue to provide indemnification to Executive under such provisions to the extent applicable to the Executive and to the maximum extent permitted by applicable law and the Company’s Certificate of Incorporation and By-Laws. Regardless of whether or not the Company maintained or maintains Director’s and Officer’s insurance, Company will defend and indemnify Executive for any actions taken in any capacity while in the employment of the Company provided that such actions are subject to any applicable indemnification provisions in the Company’s Certificate of Incorporation or By-Laws.

9.              Statements Concerning Executive’s Resignation. The Executive and the Company shall jointly release a press statement, in the form attached hereto as Exhibit A, that provides (a) notice of the termination of the Executive’s employment with the Company (b) stipulates that the Executive has no disagreement with the management, internal financial or disclosure controls or accounting policies of the Company, and (c) covers such other matters as the parties may mutually agree. Both the Executive and the Company shall otherwise refrain to the extent possible from publicly discussing the circumstances surrounding the termination of the Executive’s employment with the Company and shall, in all instances, refrain from making any statements that could reasonably be interpreted as disparaging of one another or their respective affiliates.

10.           Employment References. Nothing in this Agreement shall prevent either party from stating the fact that Executive was employed by the Company, the address of his work location, the dates of his employment, his job titles and job duties, his rate of pay, or that he resigned from his position as the Chief Executive Officer and President and as a Director of the Company, and the termination of the Employment Agreement on the Effective Date.

11.           Non Confidentiality of Agreement. Parties acknowledge that this Agreement shall be filed as an exhibit to the Company’s Form 8-K to be filed with the United States Securities and Exchange Commission.

12.           No Admissions. Nothing contained in this Agreement or the General Releases incorporated herein shall be considered an admission by either party of any wrongdoing under any Federal, state or local statute, public policy, tort law, contract law, common law or otherwise.

13.           No Third Party Claims. Each party represents and warrants that no other person or entity has, or to the best knowledge of such party claims, any interest in any potential claims, demands, causes of action, obligations, damages or suits released pursuant to this Agreement; that it or he is the owner of all other claims, demands, causes of action, obligations, damages or suits so released; that it or he has full and complete authority to execute this Agreement; and that it or he has not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand, cause of action, obligation or liability subject to this Agreement and the General Releases contemplated hereby.

14.           Releases. Executive agrees and acknowledges that the consideration received by him for this Agreement and the General Release attached hereto as Exhibit B and incorporated herein (the “Executive Release”), and for the execution hereof and thereof, shall constitute full payment, satisfaction, discharge, compromise and release of and from all matters for which he is providing a release herein and in such General Release The Company agrees and acknowledges that the consideration received by it for this Agreement and the Limited Release attached hereto as Exhibit C and incorporated herein (the “Company Release”), and for the execution hereof and thereof, shall constitute full payment, satisfaction, discharge, compromise and release of and from all matters for which it is providing a release herein and in such Limited Release. The Company Release and the Executive Release are collectively herein referred to as the General Release.

15.           Expenses. Each party shall pay its own costs incident to the negotiation, preparation, performance, execution, and enforcement of this Agreement, and all fees and expenses of its or his counsel, accountants, and other consultants, advisors and representatives for all activities of such persons undertaken in connection with this Agreement.

16.           No Third Party Beneficiaries. Except as expressly stated herein, the parties do not intend to make any person or entity who is not a party to this Agreement a beneficiary hereof, and this Agreement should not be construed as being made for the benefit of any person or entity not expressly provided for herein.

17.           Voluntary Execution; Interpretation. The parties hereto declare that they have completely read this Agreement, fully understand its terms and contents, and freely, voluntarily and without coercion enter into this Agreement and are not aware of any matter that would adversely affect the enforceability of this Agreement by the other party hereto. Each of the parties hereto have been apprised of their opportunity to have this agreement reviewed by independent counsel and such other advisors as they may deem appropriate. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

18            Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior negotiations and representations are merged herein or replaced hereby. No amendments or modifications of the terms of this Agreement shall be valid unless made in writing which specifically states that it is intended to amend or modify a provision hereof and is signed by all of the parties hereto.

19.           Severability. Should any provision of this Agreement be declared or be determined by any court to be unenforceable or invalid as drafted, it may and shall be reformed or modified by a court of competent jurisdiction to the form of an enforceable and valid provision that achieves, to the greatest extent possible, the result intended by the parties in drafting and agreeing to the unenforceable and invalid provision. Should a court of competent jurisdiction decline to so reform or modify such a provision or determine that no enforceable and valid provision can be created to achieve the intended result, the unenforceability and invalidity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and said unenforceable or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

20            Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective on the Effective Date.

21.           Releases and Effectiveness. This Agreement and the Executive Release which is incorporated herein by reference have been executed by Executive on the dates shown opposite his signatures below, and this Agreement and the Executive Release are effective as of the Effective Date. The Agreement and the Company Release which is incorporated herein by reference have been executed by the Company on the dates shown opposite its signatures below, and this Agreement and the Company Release are effective as of the Effective Date.

22.           Notices. All notices, requests and other communications under this Agreement will be in writing (including facsimile or similar writing) and shall be sent by hand delivery, overnight express carrier or facsimile transmission to the parties at the following addresses or such other addresses as the parties may later designate in writing pursuant hereto:

To the Company:

c/o Sierchio & Company, LLP
110 East 59th Street
New York, New York 10022
Tel. (212) 246-3030
Fax (212) 486-0208

And

To Executive:	And his attorney:

Nicholas S. Cucinelli	Hertz Schram PC
1125 Elkhorn Lake Road	1760 South Telegraph Road, Suite 300
Lake Orion, MI 48362	Bloomfield Hills, MI 48302-0183
Attn: Steve Weiss, Esq.

24.           Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws (excluding conflict of laws rules and principles) of the State of New York

25.           Arbitration. Any dispute or difference arising out of or in connection with this Agreement shall be determined by the appointment of a single arbitrator to be agreed between the parties, or failing agreement within fourteen days, after either party has given to the other a written request to concur in the appointment of an arbitrator, by an arbitrator to be appointed by the President or a Vice President of the Chartered Institute of Arbitrators.

[SIGNATURES APPEAR ON THE NEXT PAGE]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

The Executive:

/s/ Nicholas Cucinelli
Nicholas Cucinelli

The Company:

Octillion Corp.

By: /s/ Meetesh Patel
Meetesh Patel

EXHIBIT A

STATEMENT

The Company and Mr. Cucinelli acknowledge that:

•	Mr. Cucinelli resigned as the Company’s President and Chief Executive officer and Director in order pursue other interests;
•	The Employment Agreement was mutually terminated (the “Termination”) as of 5:00PM (EST) on October 15, 2008 (the “Effective Date”);
•	Mr. Cucinelli resigned his positions as a Director of the Company and as a Director and officer of each of the Company’s subsidiaries as of the Effective Date;
•
The Termination of the Employment Agreement was a mutual decision and not the result of,  any disagreement with the  management, internal financial, disclosure controls, or  accounting policies of the Company;

•	The Company thanks Mr. Cucinelli for his efforts and contributions to the Company’s continued development during his tenure and wishes him continued success with his future endeavors.

EXHIBIT B

GENERAL RELEASE

I, Nicholas Cucinelli, on behalf of myself and my heirs, successors, agents, executors, administrators, attorneys and assigns, in consideration of the terms of the Agreement effective as of 5:00PM (EST) on October 15, 2008 by and between  Octillion Corp. (“Octillion”) and myself (the “Agreement”) and the execution of a Limited Release by Octillion of even date herewith, effective  as of October 15, 2008 hereby release and forever discharge Octillion and any and all of its present, former and future direct and indirect affiliates, subsidiaries, departments, officers, directors, Executives, representatives, agents, attorneys, successors and assigns, from any and all claims, rights and causes of action (whether known or unknown, accrued or unaccrued) which I have or may in the future have against them based on facts and circumstances existing on or prior to the date hereof, in law or equity, relating to or arising under: Federal, Michigan, or other state or local law; any employment contract; any employment statute or regulation; any employment discrimination law, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, and the Age Discrimination in Employment Act of 1967, as amended; the Executive Retirement Income Security Act of 1974, as amended; any other Federal, state, or local civil rights, pension or labor law; contract law; tort law; and common law, including but not limited to (a) any claim arising out of or relating in any manner to my Employment Agreement with Octillion dated  September 4, 2007; (b) any claim relating to a sales commission or otherwise arising out Octillion revenues, or (c) any other claim arising out of or relating to my employment with Octillion, including any claim for wrongful discharge, constructive discharge, unintentional or intentional torts, or misrepresentation or infliction of emotional distress;  provided,  however, that I do not hereby release Octillion from any of its obligations under the Agreement or from vested obligations under any Octillion benefit plans in which I participate. For purposes of this General Release, Octillion shall be deemed to include each and every one of its affiliated entities described in the Agreement.

I further agree not to sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any complaints or charges against any persons or entities released herein in any Federal, state, or other court, administrative agency or other forum concerning any claims released herein.

Except as required by law or as necessary to fulfill the terms of the Agreement or this Release, or as necessary in connection with personal business, legal, spousal, or tax affairs (in which case disclosure shall be on a confidential basis to the extent practicable), I agree not to disclose the terms or provisions of this Release to any person or entity (including Executives of Octillion).

I understand and agree that nothing contained in this Release is to be considered an admission by Octillion of any wrongdoing under any Federal, state, or local statute, public policy, tort law, contract law, or common law.

I acknowledge that I have been advised to consult with an attorney prior to executing this Release and I have voluntarily elected to freely execute this Release and waive any applicable review periods.

This Release is executed in connection with, and is subject to terms of, the Agreement.

_____________________________________
Nicholas Cucinelli

Subscribed and sworn to before me this 15th day of October 2008.

/s/ ___________________________________
Notary
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EXHIBIT C

LIMITED RELEASE

Octillion Corp. (“Octillion”), on behalf of Octillion and all of its current, former or future affiliated entities, subsidiaries, departments, officers, directors, Executives, representatives, agents, attorneys, successors and assigns, in consideration of the terms of the Agreement effective as of  5:00PM (EST) on October 15, 2008, by and between Nicholas Cucinelli (“Executive”) and Octillion (the “Agreement”) and the execution of a General Release (“Release”) by Executive, and subject to the continued enforceability of such Agreement and Release, with effect as of October 15, 2008 , hereby releases and forever discharges Executive and his heirs, successors, agents, executors, administrators, attorneys and assigns, from any and all claims, rights and causes of action, of which Octillion has actual knowledge as of the date of this Limited Release, that Octillion has or may in the future have against him, based on facts and circumstances existing on or prior to the date hereof, in law or equity, relating to or arising under: Federal, Michigan, or other state or local law; any employment or similar contract, any employment statute or regulation, contract law, tort law; and common law, including but not limited to any actions for fraud and breach of contract;  provided,  however , that Octillion does not hereby release Executive from (a) any of his obligations under the Agreement, or (b) any claims of which Octillion does not have actual knowledge as of the date of this Limited Release.

Octillion will not sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any complaints or charges against Executive or the other persons released herein in any Federal, state, or other court, administrative agency or other forum concerning any claims released herein.

Except as required by law or as necessary to fulfill the terms of the Agreement or this Release, or as necessary in connection with Octillion’s business, legal or tax affairs (in which case disclosure shall be on a confidential basis to the extent practicable), Octillion agrees not to disclose the terms or provisions of this Release to any person or entity.

Octillion understands and agrees that nothing contained in this Release is to be considered an admission by Executive of any wrongdoing under any Federal, state, or local statute, public policy, tort law, contract law, or common law.

Octillion acknowledges that subject to the foregoing, this Release can only be altered, revoked or rescinded with the express written permission of Executive.

This Release is executed in connection with, and is subject to the terms of, the Agreement.

Octillion Corp.

By: _______________________________
Name:
Title: Its Duly Authorized Representative

Subscribed and sworn to before me this 15th day of October, 2008.

/s/ ________________________________________
Notary

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